SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                              (Amendment No. 2)(1)

                                USWEB CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                  917327 10 8
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                December 17, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 59 Pages)
--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 2 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Wheatley Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             1,644,199(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         150,383(2) shares
                        9         SOLE DISPOSITIVE POWER

                                         1,644,199(1) shares
                   10 SHARED DISPOSITIVE POWER

                                         150,383(2) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,794,582(1)(2) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
     14         TYPE OF REPORTING PERSON*

                      PN

(1) Includes 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 3 of 59 Pages
----------------------------------                   ---------------------------


(2) Consists of (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley disclaims beneficial ownership of these securities.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 4 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      PF, 00
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             34,623 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         2,689,179(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         34,623 shares
                       10         SHARED DISPOSITIVE POWER

                                         2,689,179(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,723,802(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.9%
     14         TYPE OF REPORTING PERSON*

                      IN

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 5 of 59 Pages
----------------------------------                   ---------------------------


         Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E,
         (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign and (f) 163,155 shares of Common Stock held by Woodland Partners. Mr. Rubenstein disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 6 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Irwin Lieber
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      PF, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         UNITED STATES
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             34,623 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         2,526,024(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         34,623 shares
                       10         SHARED DISPOSITIVE POWER

                                         2,526,024(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,560,647(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.7%
     14         TYPE OF REPORTING PERSON*

                      IN

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 7 of 59 Pages
----------------------------------                   ---------------------------


         Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and
         (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 8 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                       Barry Fingerhut
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         2,526,024(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         2,526,024(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,526,024(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.7%
     14         TYPE OF REPORTING PERSON*

                      IN

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D             Page 9 of 59 Pages
----------------------------------                   ---------------------------


         Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and
         (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Fingerhut disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 10 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                   Wheatley Partners, LLC
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         1,794,582(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         1,794,582(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,794,582(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
     14         TYPE OF REPORTING PERSON*

                      OO

(1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 11 of 59 Pages
----------------------------------                   ---------------------------


         by Wheatley Foreign. Wheatley LLC disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 12 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                         Seth Lieber
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      PF, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             11,541 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         1,794,582(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         11,541 shares
                       10         SHARED DISPOSITIVE POWER

                      1,794,582(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,806,123(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
     14         TYPE OF REPORTING PERSON*

                      IN

 (1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 13 of 59 Pages
----------------------------------                   ---------------------------


         by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 14 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Jonathan Lieber
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      PF, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             11,541 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         1,794,582(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         11,541 shares
                       10         SHARED DISPOSITIVE POWER

                                         1,794,582(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,806,123(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
     14         TYPE OF REPORTING PERSON*

                      IN

 (1) Consists of (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 15 of 59 Pages
----------------------------------                   ---------------------------


         by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 16 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Management Ltd.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Cayman Islands, B.W.I.
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         150,383(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         150,383(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      150,383(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.2%
     14         TYPE OF REPORTING PERSON*

                      OO

 (1) Consists of (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley Management disclaims beneficial ownership of

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 17 of 59 Pages
----------------------------------                   ---------------------------


         these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 18 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             150,383(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         1,644,199(2) shares
                    9 SOLE DISPOSITIVE POWER

                                         150,383(1) shares
                   10 SHARED DISPOSITIVE POWER

                                         1,644,199(2) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,794,582(1)(2) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
     14         TYPE OF REPORTING PERSON*

                      PN

 1) Includes 10,062 shares of Common Stock issuable upon the exercise of currently exercisable warrants.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 19 of 59 Pages
----------------------------------                   ---------------------------


(2) Consists of (i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley. Wheatley Foreign disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 20 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             163,155 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         163,155 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      163,155 shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.2%
     14         TYPE OF REPORTING PERSON*

                      PN

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 21 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Marilyn Rubenstein
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         163,155(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         163,155(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      163,155(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.2%
     14         TYPE OF REPORTING PERSON*

                      IN

 (1) Consists of 130,612 shares of Common Stock held by Woodland Partners. Mrs. Rubenstein disclaims beneficial ownership of these securities except to the extent of her equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 22 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         21st Century Communications Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             495,909(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         235,533(2) shares
                    9 SOLE DISPOSITIVE POWER

                                         495,909(1) shares
                   10 SHARED DISPOSITIVE POWER

                                         235,533(2) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         731,442(1)(2) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      PN

(1) Includes 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 23 of 59 Pages
----------------------------------                   ---------------------------

         21st Century T-E and (b)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. 21st Century disclaims beneficial ownership of these securities.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 24 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       21st Century Communications T-E Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             168,646(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         562,796(2) shares
                    9 SOLE DISPOSITIVE POWER

                                         168,646(1) shares
                   10 SHARED DISPOSITIVE POWER

                                         562,796(2) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1)(2) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      PN

(1) Includes 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 25 of 59 Pages
----------------------------------                   ---------------------------


         21st Century Partners and (b)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. 21st Century T-E disclaims beneficial ownership of these securities.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 26 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      21st Century Communications Foreign Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                         WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                    Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             66,887(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         664,555(2) shares
                    9 SOLE DISPOSITIVE POWER

                                         66,887(1) shares
                   10 SHARED DISPOSITIVE POWER

                                         664,555(2) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1)(2) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      PN

(1) Includes 18,398 shares of Common stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 27 of 59 Pages
----------------------------------                   ---------------------------


         21st  Century  Partners and (b)(i)  122,229  shares of Common Stock and
         (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E. 21st Century Foreign disclaims beneficial ownership of these securities.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 28 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Sandler Investment Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      PN

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 29 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Sandler Investment disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 30 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Sandler Capital Management
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      PN

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 31 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Sandler Capital disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 32 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          ARH Corp.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      CO

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 33 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. ARH Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 34 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          ALSI, LLC
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      OO

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 39 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. ALSI, LLC disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 36 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          MJDM Corp.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      CO

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 37 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. MJDM Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 38 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Four JK Corp.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                         WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      CO


(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 39 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Four JK Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 40 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 InfoMedia Associates, Ltd.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      CO


(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 41 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. InfoMedia Associates disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 42 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Harvey Sandler
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      IN


 (1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 43 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Sandler disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 44 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Andrew Sandler
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      IN


(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 49 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Sandler disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 50 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Michael Marocco
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      IN

(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 47 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Marocco disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 48 of 59 Pages
----------------------------------                   ---------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       John Kornreich
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         731,442(1) shares
                    9 SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         731,442(1) shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      731,442(1) shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
     14         TYPE OF REPORTING PERSON*

                      IN


(1) Consists of (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 49 of 59 Pages
----------------------------------                   ---------------------------


         warrants held by 21st Century T-E and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Kornreich disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 50 of 59 Pages
----------------------------------                   ---------------------------


                  The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 2, the Schedule 13D remains in full force and effect.

Item 4 is amended in its entirety to read as follows:

Item 4.  Purpose of Transaction.

                  On December 17, 1998, the Issuer consummated a merger (the "Merger") between Issuer and CKS Group, Inc. ("CKS"). Pursuant to the terms of the Merger, each outstanding share of CKS common stock immediately prior to the Merger, other than shares of CKS common stock owned by the Issuer of any wholly owned subsidiary of the Issuer, if any, was converted into the right to receive
1.5 shares of Issuer Common Stock. Accordingly, an aggregate of approximately 23,373,845 shares of Common Stock were issued in connection with the Merger. As a result of the Merger and the transactions in connection therewith, the Issuer currently has approximately 68,825,227 shares of Common Stock outstanding. Therefore, as a result of the Merger, the Reporting Persons have ceased to be the beneficial owners of more than 5% of the Issuer's Common Stock.

Item 5(a) and (b) are amended in their entirety to read as follows:

Item 5.  Interest in Securities of the Issuer.

                  (a) The following table sets forth the aggregate number and percentage (based on the 45,451,382 shares of Common Stock outstanding as of October 20, 1998 as reported in the Definitive Proxy Statement on Schedule 14A of the Issuer dated November 23, 1998 and the approximately 23,373,845 shares of Common Stock issued on December 17, 1998 to the shareholders of CKS pursuant to the Merger) of Common Stock beneficially owned by each Reporting Person named in
Item 2 of Schedule 13D.


                                                                 Percentage of
                                         Shares of Common       Shares of Common
                                              Stock                   Stock
Name                                    Beneficially Owned    Beneficially Owned
----                                    ------------------    ------------------
Wheatley Partners, L.P.(1)                    1,794,582            2.6
Barry Rubenstein(2)(5)                        2,723,802            3.9
Irwin Lieber(2)                               2,560,647            3.7
Barry Fingerhut(2)                            2,526,024            3.6
Wheatley Partners, LLC(3)                     1,794,582            2.6
Seth Lieber(3)                                1,806,123            2.6
Jonathan Lieber(3)                            1,806,123            2.6
Wheatley Management Ltd.(4)                     150,383            0.2
Wheatley Foreign Partners, L.P.(3)            1,794,582            2.6
Woodland Partners                               163,155            0.2
Marilyn Rubenstein(5)                           163,155            0.2

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 51 of 59 Pages
----------------------------------                   ---------------------------

                                                                 Percentage of
                                         Shares of Common      Shares of Common
                                              Stock                 Stock
Name                                    Beneficially Owned    Beneficially Owned
----                                    ------------------    ------------------
21st Century Communications                  731,442                1.0
Partners L.P.(6)
21st Century Communications T-E              731,442                1.0
Partners L.P.(6)
21st Century Communications                  731,442                1.0
Foreign Partners L.P.(6)
Sandler Investment Partners,                 731,442                1.0
L.P.(6)
Sandler Capital Management(6)                731,442                1.0
ARH Corp.(6)                                 731,442                1.0
ALSI, LLC(6)                                 731,442                1.0
MJDM Corp.(6)                                731,442                1.0
Four JK Corp.(6)                             731,442                1.0
InfoMedia Associates, Ltd.(6)                731,442                1.0
Harvey Sandler(6)                            731,442                1.0
Andrew Sandler(6)                            731,442                1.0
Michael Marocco(6)                           731,442                1.0
John Kornreich(6)                            731,442                1.0

---------------------

(1) Includes (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley disclaims beneficial ownership of these securities.

(2) Includes (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrant held by 21st Century T-E, and (e)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Each of Mr. Rubenstein, Mr. I. Lieber and Mr. Fingerhut disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 52 of 59 Pages
----------------------------------                   ---------------------------


(3) Includes (a)(i) 1,533,489 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley (b)(i) 140,321 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Each of Wheatley LLC, Mr. S. Lieber, Mr. J. Lieber and Wheatley Foreign disclaims beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

(4) Includes (i) 140,321 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley Management disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

(5) Consists of 163,155 shares of Common Stock held by Woodland Partners. Each of Mr. and Ms. Rubenstein disclaims beneficial ownership of these securities except to the extent of his/her respective equity interest therein.

(6) Includes (a)(i) 359,436 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (b)(i) 122,229 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrant held by 21st Century T-E, and (c)(i) 48,489 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Each of 21st Century, 21st Century T- E, 21st Century Foreign, Sandler Investment, Sandler Capital, ARH Corp., ALSI, LLC, MJDM Corp., Four JK Corp., InfoMedia Associates, Mr. H. Sandler, Mr. A. Sandler, Mr. Marocco and Mr. Kornreich disclaim beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

                  (b) Wheatley has sole power to vote and dispose of 1,644,199 shares of Common Stock, representing approximately 2.4% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 150,383 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         Wheatley Foreign has sole power to vote and dispose of 150,383 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 1,644,199 shares of Common Stock, representing approximately 2.4% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 150,383 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 1,794,582 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         Barry Rubenstein has sole power to vote and dispose of 34,623 shares of Common Stock, representing less than 1% of the outstanding shares of Common
Stock and by virtue of his being a member and an officer of Wheatley LLC, a shareholder, officer

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 53 of 59 Pages
----------------------------------                   ---------------------------


and director of InfoMedia and a general partner of Woodland Partners, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 2,689,179 shares of Common Stock, representing approximately 3.9% of the outstanding shares of Common Stock.

         Irwin Lieber has sole power to vote and dispose of 34,623 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, and a shareholder, officer and director of InfoMedia, Mr. Lieber may be deemed to have shared power to vote and dispose of 2,526,024 shares of Common Stock, representing approximately 3.6% of the outstanding shares of Common Stock.

         By virtue of his being a member of Wheatley LLC, and a shareholder, officer and director of InfoMedia, Barry Fingerhut may be deemed to have shared power to vote and dispose of 2,526,024 shares of Common Stock, representing approximately 3.7% of the outstanding shares of Common Stock.

         Jon Lieber has sole power to vote and dispose of 11,541 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,794,582 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         Seth Lieber has sole power to vote and dispose of 11,541 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,794,582 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         Woodland Partners has sole power to vote and dispose of 163,155 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         By virtue of her being a general partner of Woodland Partners, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 130,612 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         21st Century Partners has sole power to vote and dispose of 495,909 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 235,533 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         21st Century T-E has sole power to vote and dispose of 168,646 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 562,796 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         21st Century Foreign has sole power to vote and dispose of 66,887 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 664,555 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         By virtue of his being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 54 of 59 Pages
----------------------------------                   ---------------------------


         By virtue of his being the sole member of ALSI, LLC, Andrew Sandler may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of his being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of his being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of being a general partner of 21st Century Partners, 21st Century T-E and 21st Century Foreign, Sandler Investment Partners may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, ALSI, LLC may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

         By virtue of being a general partner of 21st Century Partners, 21st Century T-E and 21st Century Foreign, InfoMedia Associates may be deemed to have shared power to vote and dispose of 731,442 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock.

Item 5(e) is amended in its entirety as follows:

                  (e) As of December 17, 1998, the date of the consummation of the Merger, the Reporting Persons ceased to be the beneficial owners of more than 5% of the outstanding Common Stock of the Issuer.

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 55 of 59 Pages
----------------------------------                   ---------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 22, 1998                      WHEATLEY PARTNERS, L.P.
                                          By: Wheatley Partners, LLC,
                                              General Partner


                                          By: /s/ Barry Rubenstein
                                              ---------------------------------
                                              Barry Rubenstein, Chief Executive
                                              Officer

                                              WHEATLEY PARTNERS, LLC


                                          By: /s/ Barry Rubenstein
                                              ---------------------------------
                                              Barry Rubenstein, Chief Executive
                                              Officer


                                          /s/ Barry Rubenstein
                                              ---------------------------------
                                              Barry Rubenstein


                                         /s/  Irwin Lieber
                                         --------------------------------------
                                              Irwin Lieber


                                         /s/  Barry Fingerhut
                                         --------------------------------------
                                              Barry Fingerhut


                                         /s/   Seth Lieber
                                         --------------------------------------
                                              Seth Lieber


                                         /s/ Jonathan Lieber
                                         ---------------------------------------
                                             Jonathan Lieber

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 56 of 59 Pages
----------------------------------                   ---------------------------


                                          WHEATLEY MANAGEMENT LTD.


                                          By: /s/ Irwin Lieber
                                              ----------------------------------
                                              Irwin Lieber, President

                                          WHEATLEY FOREIGN PARTNERS, L.P.
                                          By: Wheatley Partners, LLC, General
                                              Partner

                                          By: /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, Chief Executive
                                              Officer

                                          WOODLAND PARTNERS


                                          By: /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                              /s/ Marilyn Rubenstein
                                          --------------------------------------
                                                  Marilyn Rubenstein

                                          INFOMEDIA ASSOCIATES, LTD.


                                          By: /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, President

                                          21ST CENTURY COMMUNICATIONS PARTNERS,
                                          L.P.

                                          By: Sandler Investment Partners, L.P.,
                                              General Partner

                                          By: Sandler Capital Management,
                                              General Partner

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 57 of 59 Pages
----------------------------------                   ---------------------------

                                          By: ARH Corp., General Partner




                                          By:  /s/ Edward Grinacoff
                                               ---------------------------------
                                               Edward Grinacoff, Secretary and
                                               Treasurer

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 58 of 59 Pages
----------------------------------                   ---------------------------


                                       21ST CENTURY COMMUNICATIONS T-E PARTNERS,
                                       L.P.

                                       By:  Sandler Investment Partners, L.P.,
                                            General Partner

                                       By:  Sandler Capital Management, General
                                            Partner



                                       By:  ARH Corp., General Partner


                                       By:  /s/ Edward Grinacoff
                                            -----------------------------------
                                            Edward Grinacoff, Secretary and
                                            Treasurer


                                        21ST CENTURY COMMUNICATIONS FOREIGN
                                        PARTNERS, L.P.

                                        By: Sandler Investment Partners, L.P.,
                                            General Partner

                                        By: Sandler Capital Management, General
                                            Partner

                                        By: ARH Corp., General Partner


                                        By: /s/ Edward Grinacoff
                                            ------------------------------------
                                            Edward Grinacoff, Secretary and
                                            Treasurer


                                        SANDLER INVESTMENT PARTNERS, L.P.

                                        By: Sandler Capital Management, General
                                            Partner

                                        By: ARH Corp., General Partner


                                        By:  /s/ Edward Grinacoff
                                            ------------------------------------
                                            Edward Grinacoff, Secretary and
                                            Treasurer


                                        SANDLER CAPITAL MANAGEMENT

                                        By: ARH Corp., General Partner


                                        By: /s/ Edward Grinacoff
                                            ------------------------------------
                                            Edward Grinacoff, Secretary and
                                            Treasurer

                                        ARH CORP.


                                        By: /s/ Edward Grinacoff
                                            ------------------------------------
                                            Edward Grinacoff, Secretary and
                                            Treasurer

                                        ALSI, LLC


                                        By: /s/ Andrew Sandler
                                            ------------------------------------
                                            Andrew Sandler, Member

----------------------------------                   ---------------------------
CUSIP No. 917327 10 8                   13D            Page 59 of 59 Pages
----------------------------------                   ---------------------------


                                        MJDM CORP.



                                        By: /s/ Michael Marocco
                                            ------------------------------------
                                            Michael Marocco, Shareholder

                                        FOUR JK CORP.


                                        By: /s/ John Kornreich
                                            ------------------------------------
                                            John Kornreich, Shareholder



                                            /s/ Harvey Sandler
                                            ------------------------------------
                                                Harvey Sandler


                                            /s/ Andrew Sandler
                                            ------------------------------------
                                                Andrew Sandler


                                            /s/ Michael Marocco
                                            ------------------------------------
                                                Michael Marocco


                                            /s/ John Kornreich
                                            ------------------------------------
                                                John Kornreich